UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):  May 25, 2011

SUPREME INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-8183	75-1670945
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

P.O. Box 237

2581 E. Kercher Road

Goshen, Indiana 46528

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (574) 642-3070

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 21, 2009, The Armored Group (“TAG”) filed a complaint against affiliates of Supreme Industries, Inc. (the “Company”) alleging breach of oral contract, unjust enrichment, and other claims, including that the Company had an obligation to pay TAG a 10% commission on all sales of armored vehicles to the United States Department of State under a contract with the United States Department of State providing for up to $98,000,000 in sales.  On May 25, 2011, the Company and TAG signed a Civil Settlement Agreement under the terms of which this lawsuit will be dismissed and the Company will: (i) pay to TAG the cash sum of $1,100,000 (payable $400,000 on  or about May 25, 2011, and the balance of $700,000 payable over the next twelve months in the principal amount of $58,333 per month plus accrued interest at 5.75% simple interest); and (ii) issue and deliver to TAG on or about May 25, 2011, 350,000 shares of the Company’s Class A Common Stock and an additional 350,000 shares on January 15, 2012.  Under the terms of the Civil Settlement Agreement, TAG is restricted from selling more than 50,000 shares during any thirty-day period, and the Company is given the first right to purchase any shares that TAG wishes to sell.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As discussed in Item 1.01 of this Current Report on Form 8-K (and incorporated by reference into this Item 2.03), pursuant to the terms of the Civil Settlement Agreement, on or about May 25, 2011, the Company agreed to pay to TAG $1,100,000 (payable $400,000 on or about May 25, 2011, and the balance of $700,000 payable over the next twelve months in the principal amount of $58,333 per month plus accrued interest at 5.75% simple interest).

Item 3.02	Unregistered Sales of Equity Securities.

As discussed in Item 1.01 of this Current Report on Form 8-K (and incorporated by reference into this Item 3.02), pursuant to the terms of the Civil Settlement Agreement, on or about May 25, 2011, the Company issued 350,000 shares of the Company’s Class A Common Stock to TAG and agreed to issue an additional 350,000 shares on January 15, 2012.  The issuance was exempt from registration pursuant to Rule 506 promulgated pursuant to the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPREME INDUSTRIES, INC.

Date: May 31, 2011	By:	/s/ Kim Korth
Kim Korth
President and Chief Executive Officer